Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Douglas Elliman Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Douglas Elliman Inc. common stock, par value $0.01 per share	457(c)	40,854,085(3)	$1.855	$75,784,327.68	0.00014760	$11,185.77

Total Offering Amounts					$75,784,327.68		$11,185.77

Total Fee Offsets							$—

Net Fee Due							$11,185.77

(1)

Pursuant to Rule 416 under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares of the registrant’s common stock that may become issuable upon conversion of the Notes (as defined below) as a result of the anti-dilution provisions thereof.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s common stock, as reported on The New York Stock Exchange on August 9, 2024.

(3)

Represents the number of shares of the registrant’s common stock that may be issued upon the conversion of the registrant’s 7.0% Senior Secured Convertible Notes due 2029, including 33,333,334 shares issuable upon conversion thereof and up to an additional 7,520,751 shares in connection with issuance in respect of certain customary make-whole obligations.